UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2008

SCHAWK, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 31, 2008, Schawk, Inc. (the “Company”) issued a press release announcing its intention to restate certain prior period financial statements and announcing preliminary earnings estimates for the quarter and year ended December 31, 2007.  A copy of the Company’s press release is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements
or a Related Audit Report or Completed Interim Review.

On March 28, 2008, in connection with management’s review and analysis of certain accounting matters, as described below, the Audit Committee of the Company’s Board of Directors, upon a recommendation from management, concluded that the Company’s previously released consolidated financial statements for the following periods should be restated and should no longer be relied upon: (i) the fiscal year ended December 31, 2005; (ii) the fiscal year ended December 31, 2006; and (iii) the fiscal quarters ended March 31, June 30 and September 30, 2007.

As described below, the pending restatements are the result of the cumulative effect of accounting errors including, among other things, the capitalization of certain costs related to the development of software for sale to third parties and for internal use, and the timing of the recognition of revenue and costs at the Company’s digital solutions business.   As a result of the restatements, earnings per share from continuing operations for fiscal 2005 is expected to be $1.05 to $1.07 per share as restated, versus $1.10 per share as previously reported.  Earnings per share for fiscal 2006 is expected to be $0.97 to $0.99 per share as restated, versus $1.08 per share as previously reported.  The principal errors leading to the conclusion to restate prior period financials are summarized below.

Software Capitalization

Software for internal use.  In connection with its review of the capitalization of certain costs related to the development of software for internal use, the Company will record an additional expense of $0.5 million in 2007 (net of the reversal of depreciation) which amount had been previously capitalized during the first three quarters of 2007.  In 2006, $1.4 million of previously capitalized costs (net of the reversal of depreciation) will be expensed, and in 2005, $1.8 million of previously capitalized costs (net of the reversal of depreciation) will be expensed.  The Company determined that the amounts that had been previously capitalized do not meet documentation and other capitalization criteria required by generally accepted accounting principles.

Software for sale to third parties.  In addition, the previously disclosed pretax adjustment of $4.2 million in the third quarter of 2007 to write off costs for internally developed software for sale to third parties that had previously been capitalized will be expensed in each of the three years as follows:  In 2007, $1.1 million; in 2006, $1.5 million; and in 2005, $0.3 million.  The balance of $1.3 million will be reflected as an adjustment to opening retained earnings in 2005.  At the end of the third quarter of 2007, the Company determined that the amounts that had been previously capitalized did not meet the capitalization criteria required by generally accepted accounting principles.

Software Revenue Recognition

In 2007, the Company determined that its software solutions business, which represents less than two percent of the Company’s revenue, was not recognizing revenues and costs in accordance with applicable generally accepted accounting principles.  The revenue and costs should have been deferred as opposed to recognizing them currently.  All of the revenue and costs involved will be recognized in the periods being restated as well as in periods after December 31, 2007.  The impact on revenues will be as follows:  For the first three quarters of 2007 a reduction in revenue of $0.7 million; in 2006, a reduction in revenue of $0.7 million; and in 2005, an increase in revenue of $0.2 million.  The impact on pretax income in each of the three years will be as follows:  In the first three quarters of 2007, a negative impact of $0.5 million; in 2006, a negative impact of $0.4 million; and in 2005, a positive impact of $0.1 million. Certain revenues and associated costs will be deferred on the December 31, 2007 balance sheet and these amounts are expected to generate approximately $2.0 million of pretax income in 2008 and future years.

Other Information

In addition to the items noted above, as part of the restatement process, the Company will also be recording other adjustments to its financial statements, the effects of which were previously considered immaterial.

In connection with the identification of accounting errors leading to the conclusion to restate its prior period financial statements, management expects that the Company will report the existence of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2007 in the areas of internal software capitalization, revenue recognition, income taxes and, consequently, entity level controls.  The Company is focused on improving its internal controls and intends to remedy identified internal control weaknesses throughout 2008.

The statements contained in this Form 8-K relating to expected adjustments and results relating to the restatement of the Company’s previously issued financial statements and future pretax income resulting from deferred software revenue and costs reflect management’s current expectations.  The actual amounts and consequences of the Company’s restatement adjustments, and the number or type of material weaknesses in internal control over financial reporting, could differ materially from these estimates.  Moreover, these estimates are subject to change based upon, among other things, the completion of the audit and review of the Company’s restated financial statements by its independent registered public accounting firm.  Full restated financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	SCHAWK, INC. By: /s/James J. Patterson James J. Patterson Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
99.1	Press release dated March 31, 2008